POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT

I, David DiGiacinto, have made, constituted and appointed, and by these presents do make, constitute and appoint William Rolfe and Charles Trego, Jr. true and lawful attorney for me and in my name, place and stead, to prepare, execute and file with the Securities and Exchange Commission, National Association of Securities Dealers, or any other appropriate regulatory or administrative agencies any and all forms, statements or reports which may be required with respect to reporting my beneficial ownership of securities of MINRAD INTERNATIONAL, INC., or any successor to Minrad, including, without limitation, the statements entitled "Initial Statement of Beneficial Ownership of Securities" on Form 3, "Statement of Change in Beneficial Ownership of Securities" on Form 4, and "Annual Statement of Beneficial Ownership of Securities" on Form 5 required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, giving and granting unto said attorney full power and authority to do and perform all and every act or thing whatsoever requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that the said attorney, or his substitute(s) shall lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the 10 day of FEB., 2009.

David DiGiacinto

STATE OF NY)
) SS.:
COUNTY OF ERIE)

On this 10th day of February, 2009, before me, the subscriber, personally appeared David DiGiacinto to me personally known to be the same person described in and who executed the foregoing instrument, and he acknowledged to me that he executed the same.

Notary Public
SEAL

GABRIELA ANCHONDO
NOTARY PUBLIC, STATE OF NY
QUALIFIED IN ERIE COUNTY, NY
COMMISSION EXPIRES 01/30/2010
ID# 01AN6140676

026403/00539 Business 6592844v1